                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/21/2002
                                                             020730706 - 3594839

                          CERTIFICATE OF INCORPORATION

                                       OF

                             TALLY-HO VENTURES, INC.

    FIRST.  The name of this corporation shall be:

                             TALLY-HO VENTURES, INC.

    SECOND.  Its registered office in the State of Delaware is to be located at
3422 Old Capitol Trail, Suite 584, in the City of Wilmington, County of New
Castle, 19808 and its registered agent at such address is SAMUEL WIERDLOW, INC.

    THIRD.  The purpose or purposes of the corporation shall be:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH.  The total number of shares of stock which this corporation is authorized to issue is:

    Seventy Five Million (75,000,000) shares at $.001 par value.

    FIFTH.  The name and address of the incorporator is as follows:

                    Stan Medley
                    Samuel Wierdlow, Inc.
                    3422 Old Capitol Trail  #584
                    Wilmington, DE 19808

    SIXTH.  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

    IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 4th day of November, 2002.

                           /s/ Stan Medley
                            _______________________________
                               Stan Medley
                               Incorporator